EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257
FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC.
REPORTS RECORD THIRD QUARTER
AND YEAR-TO-DATE RESULTS

          Rockford, MI - October 1, 2003 - Wolverine World Wide, Inc. (NYSE:WWW) today reported record third quarter and year-to-date revenue and earnings per share.

          Revenue for the third quarter of 2003 rose 5.2 percent to $230.6 million compared to $219.2 million reported for the third quarter of 2002. Third quarter 2003 earnings per share increased 8.1 percent to $0.40 compared to $0.37 generated during the same quarter last year.

          For the first three quarters of 2003, revenue and earnings per share reached $606.1 million and $0.81 respectively, representing a 7.1 percent improvement in revenue and an 11.0 percent earnings per share increase.

          "We are pleased with the Company's record third quarter results," stated Timothy J. O'Donovan, Wolverine's President and CEO. "This performance was driven by solid revenue increases from Merrell, Hush Puppies and the Wolverine Footwear Group. In addition, all of our branded footwear businesses generated earnings gains in the quarter. I am especially pleased with the improved profitability of our recently acquired CAT European business, which is beginning to realize the benefits of our operating model."

          "Our business portfolio is generating strong operating leverage," reported the Company's CFO, Stephen L. Gulis Jr. "Our record third quarter earnings per share was driven by a 200 basis point expansion in gross margin, which reached 37.6 percent for the third quarter. This increase relates primarily to heightened consumer demand for our higher margin lifestyle product offerings, along with reduced inventory markdowns and improved operating efficiencies. Year-to-date gross margin reached 36.6 percent, a 90 basis point improvement over 2002. We expect to close 2003 with full year margin near this improved year-to-date level.

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Q3/03 Earnings	page 2

          "Our asset management programs are yielding strong results. Compared to the prior year third quarter, inventories were reduced 4.2 percent while accounts receivable increased slightly on record sales. These programs have led to improved asset returns, lower working capital investment and reduced levels of debt and interest expense. We exited the third quarter of 2003, historically our peak in working capital investment, with no outstanding revolving debt."

          O'Donovan concluded, "We are entering the fourth quarter with a 5.5 percent increase in order backlog. Given this backlog increase and historic reorder levels, we expect to achieve our previously stated full year 2003 revenue and earnings per share guidance of $875 million to $885 million and $1.21 to $1.24 per share respectively. Turning to 2004, we have begun our planning process, and our initial goals are for revenue to increase to a range of $945 to $965 million, with earnings per share of $1.34 to $1.40."

          The Company will host two conference calls today, the first at 10:00 a.m. EDT to discuss these results and current business trends, the second at 1:00 p.m. EDT to provide details of the Company's 2004 Plan and growth strategies. Both calls will be webcast over the Company's website. To listen, go to www.wolverineworldwide.com, click on "For Our Investors" in the navigation bar, click on "Conference Call" from the top navigation bar, and then click on "Webcast." To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free at www.wolverineworldwide.com. Both conference calls can also be heard at the www.streetevents.com website. Replays of the calls will be available at the Company's website through October 15, 2003.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 130 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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Q3/03 Earnings	page 3

          This press release contains forward-looking statements, including those relating to 2003 and 2004 revenue and earnings, order backlog and 2003 gross margins. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; cost and availability of inventories; reliance on foreign sourcing; the impact of competition and pricing; completion of the pending Sebago acquisition; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
($000's, except share and per share data)
	12 Weeks Ended		36 Weeks Ended
	September 6, 2003	September 7, 2002	September 6, 2003	September 7, 2002

Revenue	$230,571	$219,197	$606,096	$565,750
Cost of products sold	143,857	141,179	384,462	364,009

Gross profit	86,714	78,018	221,634	201,741
Selling and administrative expenses	60,424	53,428	168,129	150,816

Operating profit	26,290	24,590	53,505	50,925
Other expense	1,862	1,627	4,306	4,829

Earnings before income taxes and
minority interest	24,428	22,963	49,199	46,096

Income taxes	7,904	7,561	15,944	15,192

Earnings before minority interest	16,524	15,402	33,255	30,904

Minority interest	110	60	147	60

Net earnings	$16,414	$15,342	$33,108	$30,844

Diluted earnings per share	$.40	$.37	$.81	$.73

CONDENSED BALANCE SHEET
($000's)

	September 6, 2003	September 7, 2002		September 6, 2003	September 7, 2002

ASSETS:			LIABILITIES & EQUITY:
Cash & securities	$18,274	$10,634	Notes payable	$-	$-
Receivables	191,366	190,962	Current maturities on
			long-term debt	15,030	15,030
Inventories	180,958	188,837	Accounts payable and other
			accrued liabilities	84,759	79,523
Other current assets	12,571	9,506	Total current liabilities	99,789	94,553
Total current assets	403,169	399,939
			Long-term debt	53,603	87,537
Plant & equipment, net	95,662	96,892	Other noncurrent liabilities and
			minority interest	22,205	16,856
Other assets	71,765	86,450	Stockholders' equity	394,999	384,335

Total Assets	$570,596	$583,281	Liabilities & Equity	$570,596	$583,281